Exhibit 2

AMENDMENT AND SUBSTITUTION AGREEMENT
(RIGHTS AGREEMENT)

THIS AMENDMENT AND SUBSTITUTION AGREEMENT, dated as of October 26, 2009, by and among Tredegar Corporation, a Virginia corporation (the “Company”), National City Bank, a national banking association (“National City”) and Computershare Trust Company, N.A., a federally chartered trust company (“Computershare”) to the Amended and Restated Rights Agreement, dated as of June 30, 2009, between the Company and National City (the “Rights Agreement”).

WHEREAS, National City has served as Rights Agent under the Rights Agreement; and

WHEREAS, effective as of October 26, 2009, National City shall resign from performing the functions of Rights Agent under the Rights Agreement; and

WHEREAS, the Company desires to appoint Computershare, and Computershare desires to be appointed, as successor Rights Agent to National City under the Rights Agreement, effective as of October 26, 2009;

WHEREAS, pursuant to Section 21 of the Rights Agreement, National City may resign as Rights Agent and the Company may appoint Computershare as successor Rights Agent; and

WHEREAS, certain provisions of the Rights Agreement must be amended in order to effectuate such appointment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of which is acknowledged, the Company, National City and Computershare agree as follows:

1.             Capitalized terms not defined herein shall have the same meanings as set forth in the Rights Agreement.

2.             In accordance with Section 21 of the Rights Agreement, Computershare is hereby substituted for National City as Rights Agent under the Rights Agreement and each reference in the Rights Agreement, as amended hereby, to the Rights Agent or “National City Bank” shall be a reference to Computershare until such time as a successor Rights Agent is appointed pursuant to Section 21 of the Rights Agreement.  Computershare, as the successor Rights Agent, shall have the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent in the Rights Agreement.

3.             National City hereby covenants and agrees to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon reasonable request of the Company, any and all instruments, papers, acts or things, supplemental, confirmatory or otherwise, as may reasonably be required by the Company for the purpose of or in connection with conferring upon Computershare all rights, authority, power duties and responsibilities as Rights Agent under the Rights Agreement.

4.             The fifth sentence of Section 21 of the Rights Agreement is hereby replaced with the following:

Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New York or the Commonwealth of Virginia or of another state of the United States (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York or the Commonwealth of Virginia), and is in good standing, that is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and that has, including with its Affiliates, at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000.

5.             Computershare hereby represents and warrants to the Company that it meets the requirements of a successor Rights Agent under Section 21, as amended by this Amendment and Substitution Agreement.

6.             Each of the Company and National City hereby represent and warrant to the other party that this Amendment and Substitution Agreement serves as effective written notice to the other party in accordance with Section 21 of the Rights Agreement.

7.             Section 26 of the Rights Agreement is hereby amended by deleting the following:

National City Bank
Dept. 5352
Shareholder Services Operations
P.O. Box 92301
Cleveland, Ohio 44101-4301

and replacing it with the following:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attention:  Client Services

8.             The Company hereby certifies in accordance with Section 27 of the Rights Agreement that the foregoing amendments to the Rights Agreement pursuant to this Amendment and Substitution Agreement are in accordance with Sections 21 and 27 of the Rights Agreement.

9.             The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all reference to the Agreement shall be deemed to include this Amendment and Substitution Agreement.

10.           Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

11.           This Amendment and Substitution Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

12.           This Amendment and Substitution Agreement may be executed in any number of counterparts and, if so executed, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment and Substitution Agreement to be executed in its name by a duly authorized officer as of the date first written above.

TREDEGAR CORPORATION

By:
Its:

NATIONAL CITY BANK

By:
Its:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Its: